NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
ADMINISTRATION AGREEMENT
CLASS I SHARES

SCHEDULE A

The Class I Shares of the Portfolios of Neuberger Berman Advisers Management Trust currently subject to this Agreement are as follows:

Guardian Portfolio
International Equity Portfolio
Large Cap Value Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Short Duration Bond Portfolio
Socially Responsive Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: October 18, 2017

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NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
ADMINISTRATION AGREEMENT
CLASS I SHARES

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Advisers Management Trust Administration Agreement shall be:

(1) The following percentage per annum of the average daily net assets attributable to the Class I Shares of each Portfolio:

Guardian Portfolio	0.30%
International Equity Portfolio	0.30%
Large Cap Value Portfolio	0.30%
Mid Cap Growth Portfolio	0.30%
Mid Cap Intrinsic Value Portfolio	0.30%
Short Duration Bond Portfolio	0.40%
Socially Responsive Portfolio	0.30%
U.S. Equity Index PutWrite Strategy Portfolio	0.30%

(2) Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communications, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.

DATED: October 18, 2017

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